Exhibit 99.1

Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836
FOR IMMEDIATE RELEASE                           October 27, 2016

TELEFLEX REPORTS THIRD QUARTER 2016 RESULTS

Third Quarter Revenues of $455.6 million, up 2.7% Versus Prior Year Period; up 3.1% on Constant Currency Basis

Third Quarter GAAP Diluted EPS of $1.40, up 10.2% Over the Prior Year Period

Third Quarter Adjusted Diluted EPS of $1.80, up 12.5%

Updated 2016 Guidance Ranges for GAAP Revenue Growth from 3.0% to 4.0% to 2.4% to 2.8% and Constant Currency Revenue

Growth from 5.0% to 6.0% to 3.4% to 3.8%

Reaffirmed 2016 Guidance Range for GAAP Diluted EPS of $5.34 to $5.41

Increased 2016 Guidance Range for Adjusted Diluted EPS from $7.20 to $7.32 to $7.25 to $7.34

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the third quarter ended September 25, 2016.

Third quarter 2016 net revenues were $455.6 million, an increase of 2.7% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2016 net revenues increased 3.1% over the year ago period.

Third quarter 2016 GAAP diluted earnings per share from continuing operations increased 10.2% to $1.40, as compared to $1.27 in the prior year period. Third quarter 2016 adjusted diluted earnings per share from continuing operations increased 12.5% to $1.80, compared to $1.60 in the prior year period.

“Third quarter sales were below our expectations, driven in part by weakness in certain Asian emerging markets, continued softness in oil-based Latin American economies, the timing of distributor purchases which negatively impacted some of our North American product lines and a slower than initially anticipated contribution from revenue associated with new products,” said Benson Smith, Chairman and Chief Executive Officer. “Despite the softness in revenue, non-revenue dependent financial leverage allowed the Company's adjusted earnings per share performance in the third quarter to exceed our expectations."

Added Smith, "Based on the performance during the third quarter, as well as our expectations for the remainder of the year, we are lowering our full year 2016 GAAP and constant currency revenue growth ranges. We now expect our full year 2016 GAAP and constant currency revenue to grow between 2.4% to 2.8% and 3.4% to 3.8%, respectively. Despite the reduction in revenue growth expectations, we are maintaining our full year GAAP earnings per share range of $5.34 to $5.41 and increasing our full year adjusted earnings per share range to be $7.25 to $7.34."

THIRD QUARTER NET REVENUE BY SEGMENT

The following table provides information regarding net revenues in each of the Company's reportable operating segments and all of its other operating segments for the three months ended September 25, 2016 and September 27, 2015 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended September 25, 2016 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Foreign Currency" column of the table.

	Three Months Ended		% Increase/ (Decrease)
	September 25, 2016	September 27, 2015	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Vascular North America	$85.1	$82.6	3.0%	—	3.0%
Surgical North America	41.9	39.6	5.7%	(0.10)%	5.6%
Anesthesia North America	48.7	47.6	2.2%	—	2.2%
EMEA	121.4	120.9	2.2%	(1.70)%	0.5%
Asia	64.0	61.9	2.1%	1.4%	3.5%
OEM	41.4	39.0	6.3%	—	6.3%
All Other	53.1	52.1	2.8%	(0.80)%	2.0%
Total	$455.6	$443.7	3.1%	(0.40)%	2.7%

Vascular North America third quarter 2016 net revenues were $85.1 million, an increase of 3.0% compared to the prior year period on both a GAAP and constant currency basis. The constant currency increase in revenue was largely due to an increase in new product sales and price increases.

Surgical North America third quarter 2016 net revenues were $41.9 million, an increase of 5.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2016 net revenues increased 5.7% compared to the prior year period. The constant currency increase in revenue was largely due to an increase in new product sales and price increases.

Anesthesia North America third quarter 2016 net revenues were $48.7 million, an increase of 2.2% compared to the prior year period on both a GAAP and constant currency basis. The constant currency increase in revenue was largely due to an increase in new product sales.

EMEA third quarter 2016 net revenues were $121.4 million, an increase of 0.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2016 net revenues increased 2.2% compared to the prior year period. The constant currency increase in revenue was largely due to higher sales volumes of both existing and new products.

Asia third quarter 2016 net revenues were $64.0 million, an increase of 3.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2016 net revenues increased 2.1% compared to the prior year period. The constant currency increase in revenue was largely due to price increases.

OEM and Development Services (“OEM”) third quarter 2016 net revenues were $41.4 million, an increase of 6.3% compared to the prior year period on both a GAAP and constant currency basis. The constant currency increase in revenue was largely due to higher sales volumes of existing products and revenues generated by acquired businesses.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the first nine months of 2016 aggregated $96.3 million compared to $92.0 million for the prior year period.

Cash and cash equivalents at September 25, 2016 were $499.5 million compared to $338.4 million at December 31, 2015.

Net accounts receivable at September 25, 2016 were $261.8 million compared to $262.4 million at December 31, 2015.

Net inventories at September 25, 2016 were $341.8 million compared to $330.3 million at December 31, 2015.

2014 MANUFACTURING FOOTPRINT REALIGNMENT PLAN

In April 2014, our Board of Directors approved a restructuring plan (the "2014 Manufacturing Footprint Realignment Plan") involving the consolidation of operations and a related reduction in workforce at certain facilities, and the relocation of manufacturing operations from certain higher-cost locations to existing lower-cost locations. These actions commenced in the second quarter 2014 and were initially expected to be substantially completed by the end of 2017.

To date, we have completed the consolidation and relocation of a significant portion of the operations subject to the 2014 Manufacturing Footprint Realignment Plan, and estimate that we will achieve annualized savings of approximately $17 million by the end of 2016 directly related to these actions. With respect to the remaining actions to be taken under the plan, we revised our savings, expense and timing estimates during the third quarter of 2016 to reflect the impact of changes we have implemented with respect to medication delivery devices included in certain kits primarily sold by our Vascular North America operating segment and, to a lesser extent, certain kits primarily sold by our Anesthesia North America operating segment. As a result of these changes, we have reduced our estimate with respect to the overall annualized savings we expect to realize under the plan from our prior estimate of $28 million to $35 million to a range of $23 million to $27 million. We anticipate that this decrease in projected savings will be offset, in large part, by an expected increase in annual revenues resulting from improved pricing on the affected Vascular kits directly related to the changes described above. We anticipate that this projected increase in annual revenues, taken together with the projected annualized savings we expect to realize under the 2014 Manufacturing Footprint Realignment Plan, should enable us to improve our pre-tax income on an annualized basis by approximately $28 million to $33 million once the plan has been completed.

As a result of the changes described above, we also revised our estimates with respect to the charges we expect to incur in connection with the plan. Specifically, we now estimate that we will incur $43 million to $48 million in aggregate pre-tax charges associated with the 2014 Manufacturing Footprint Realignment Plan, compared to our prior estimate of approximately $37 million to $44 million. In addition, we expect cash outlays associated with the plan to be in the range of $33 million to $38 million, compared to our prior estimate of approximately $26 million to $31 million. We continue to expect to incur $24 million to $30 million in aggregate capital expenditures under the plan.

We currently expect that the 2014 Manufacturing Footprint Realignment Plan will be substantially complete by the end of the first half of 2020 rather than the end of 2017, which we previously anticipated.

We currently are evaluating the feasibility of alternative measures designed to mitigate the loss of expected savings and accelerate the currently estimated timetable for completion of the plan.

2016 OUTLOOK

The Company lowered its previous estimate that revenue for full year 2016 would increase 3.0% to 4.0% over prior year revenue on a GAAP basis; the Company now expects full year 2016 revenue to increase 2.4% to 2.8% over prior year revenue on a GAAP basis. The Company also lowered its previous estimate that revenue for full year 2016 would increase 5.0% to 6.0% over prior year revenue on a constant currency basis; the Company now expects full year 2016 revenue to increase 3.4% to 3.8% over prior year revenue on a constant currency basis.

The Company reaffirmed its full year 2016 GAAP diluted earnings per share from continuing operations guidance range of $5.34 to $5.41. This estimate represents an increase of 8.8% to 10.2% over 2015 GAAP diluted earnings per share. In addition, the Company increased its full year 2016 adjusted diluted earnings per share from continuing operations guidance from a range of $7.20 to $7.32 to a range of $7.25 to $7.34. This new estimate represents an increase of 14.5% to 16.0% over 2015 adjusted earnings per share and reflects our expectation that foreign currency exchange rate fluctuations will have an approximately neutral impact on adjusted earnings per share for 2016.

FORECASTED 2016 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High

Forecasted 2016 GAAP revenue growth	2.4%	2.8%

Estimated impact of foreign currency fluctuations	1.0%	1.0%

Forecasted 2016 constant currency revenue growth	3.4%	3.8%

FORECASTED 2016 ADJUSTED EARNINGS PER SHARE RECONCILIATION

	Low	High

Diluted earnings per share attributable to common shareholders	$5.34	$5.41

Restructuring, impairment charges and special items, net of tax	$0.84	$0.85

Intangible amortization expense, net of tax	$0.98	$0.99

Amortization of debt discount on convertible notes, net of tax	$0.09	$0.09

Adjusted diluted earnings per share	$7.25	$7.34

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until November 1, 2016 at 11:59pm (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 97714633.

ADDITIONAL NOTES

References in this release to the impact of foreign currency on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products we have sold for 36 months or less, and "existing products" refers to products we have sold for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

Adjusted diluted earnings per share. This measure excludes, depending on the period presented (i) restructuring and other impairment charges; (ii) certain losses and other charges, including, for 2016, charges related to facility consolidations and contingent consideration liabilities, net of the gain on sale of assets and, for 2015, charges related to acquisition and integration costs, and charges related to facility consolidations, net of the gain on sale of assets and reversal of charges related to contingent consideration and a litigation verdict against the Company with respect to a non-operating joint venture; (iii) amortization of the debt discount on the Company’s convertible notes; (iv) intangible amortization expense; (v) loss on extinguishment of debt; and (vi) tax benefits resulting primarily from the resolution of audits of prior year returns and tax law changes affecting the Company's deferred tax liability. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares).

Constant currency revenue growth. This measure excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling historical adjusted diluted earnings per share to historical GAAP earnings per share are set forth below. Tables reconciling constant currency net revenues to GAAP net revenues and reconciling forecasted non-GAAP measures to the most directly comparable forecasted GAAP measures are set forth above.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - September 25, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$214.0	$139.8	$15.1	$3.0	($2.80)	$12.8	$7.5	$66.2	$1.40	47,446
Adjustments
Restructuring and other impairment charges	—	—	—	3.0	—	—	1.0	2.1	$0.04	—
Losses and other charges, net (A)	4.2	0.8	0.0	—	(2.80)	—	0.8	1.5	$0.03	—
Amortization of debt discount on convertible notes	—	—	—	—	—	1.1	0.4	0.7	$0.02	—
Intangible amortization expense	—	16.0	0.1	—	—	—	3.7	12.4	$0.26	—
Tax adjustment (B)	—	—	—	—	—	—	0.3	(0.30)	($0.010)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	$0.06	(1,463)
Adjusted basis	$209.8	$123.0	$14.9	—	—	$11.7	$13.7	$82.6	$1.80	45,983
Quarter Ended - September 27, 2015
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$215.5	$138.8	$12.6	$0.7	($0.40)	$14.2	$0.8	$61.5	$1.27	48,532
Adjustments
Restructuring and other impairment charges	—	—	—	0.7	—	—	0.3	0.4	$0.01	—
Losses and other charges, net (A)	2.3	(0.50)	—	—	(0.40)	—	0.8	0.6	$0.01	—
Amortization of debt discount on convertible notes	—	—	—	—	—	3.3	1.2	2.1	$0.04	—
Intangible amortization expense	—	15.5	—	—	—	—	4.1	11.4	$0.23	—
Tax adjustment (B)	—	—	—	—	—	—	3.9	(3.90)	($0.080)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	$0.11	(3,536)
Adjusted basis	$213.2	$123.9	$12.6	—	—	$10.8	$11.1	$72.1	$1.60	44,996
(A) In 2016, losses and other charges, net related primarily to facility consolidations, somewhat offset by the gain on sale of assets. In 2015, losses and other charges, net related primarily to facility consolidations, somewhat offset by reversals of charges related to contingent consideration liabilities and a gain on sale of assets.

(B) The tax adjustment represents a net benefit resulting primarily from (1) the resolution of audits of prior year returns and (2) tax law changes affecting our deferred tax liability.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year-to-date Ended - September 25, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$630.9	$419.1	$42.9	$12.9	($4.20)	$38.3	$19.3	$18.1	$176.3	$3.69	47,824
Adjustments
Restructuring and other impairment charges	—	—	—	12.9	—	—	—	3.4	9.5	$0.20	—
Losses and other charges, net (A)	10.9	2.7	0.1	—	(4.20)	—	—	3.6	5.9	$0.12	—
Amortization of debt discount on convertible notes	—	—	—	—	—	6.0	—	2.2	3.8	$0.08	—
Intangible amortization expense	—	47.2	0.3	—	—	—	—	12.1	35.4	$0.74	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	19.3	7.0	12.2	$0.26	—
Tax adjustment (B)	—	—	—	—	—	—	—	5.8	(5.80)	($0.120)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.25	(2,253)
Adjusted basis	$620.1	$369.3	$42.5	—	—	$32.2	—	$52.2	$237.3	$5.21	45,571
Year-to-date Ended - September 27, 2015
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$641.1	$420.8	$38.9	$5.7	($0.40)	$47.2	$10.5	$15.4	$145.4	$3.03	47,969
Adjustments
Restructuring and other impairment charges	—	—	—	5.7	—	—	—	2.1	3.6	$0.08	—
Losses and other charges, net (A)	7.6	(3.00)	—	—	(0.40)	—	—	2.2	1.9	$0.03	—
Amortization of debt discount on convertible notes	—	—	—	—	—	9.8	—	3.6	6.2	$0.13	—
Intangible amortization expense	—	45.3	—	—	—	—	—	12.0	33.3	$0.69	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	10.5	3.8	6.6	$0.14	—
Tax adjustment (B)	—	—	—	—	—	—	—	4.1	(4.10)	($0.08	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.30	(3,319)
Adjusted basis	$633.5	$378.5	$38.9	—	—	$37.4	—	$43.1	$193.0	$4.32	44,650
(A) In 2016, losses and other charges, net related primarily to facility consolidations and charges related to contingent consideration liabilities, somewhat offset by the gain on sale of assets. In 2015, losses and other charges, net related primarily to acquisition and integration costs, and charges related to facility consolidations, somewhat offset by reversals of charges related to contingent consideration liabilities, a litigation verdict against the Company with respect to a non-operating joint venture and the gain on sale of assets.

(B) The tax adjustment represents a net benefit resulting primarily from (1) the resolution of audits of prior year returns and (2) tax law changes affecting our deferred tax liability.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2016 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions, including as a result of difficulties with various employees, labor representatives or regulators; the loss of skilled employees in connection with such initiatives; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions, including fluctuations in foreign currency exchange rates and the impact of the United Kingdom's vote to leave the European Union; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
	(Dollars and shares in thousands, except per share)
Net revenues	$455,648	$443,714	$1,354,094	$1,325,189
Cost of goods sold	214,046	215,501	630,946	641,102
Gross profit	241,602	228,213	723,148	684,087
Selling, general and administrative expenses	139,797	138,840	419,128	420,765
Research and development expenses	15,067	12,571	42,892	38,898
Restructuring charges	3,027	660	12,876	5,688
Gain on sale of assets	(2,776)	(408)	(4,173)	(408)
Income from continuing operations before interest, extinguishment of debt and taxes	86,487	76,550	252,425	219,144
Interest expense	12,888	14,306	38,579	47,685
Interest income	(115)	(130)	(324)	(453)
Loss on extinguishment of debt	—	—	19,261	10,454
Income from continuing operations before taxes	73,714	62,374	194,909	161,458
Taxes on income from continuing operations	7,514	803	18,134	15,415
Income from continuing operations	66,200	61,571	176,775	146,043
Operating income (loss) from discontinued operations	260	(788)	(116)	(1,432)
(Benefit) taxes on income (loss) from discontinued operations	138	(69)	(119)	180
Income (loss) from discontinued operations	122	(719)	3	(1,612)
Net income	66,322	60,852	176,778	144,431
Less: Income from continuing operations attributable to noncontrolling interest	—	28	464	692
Net income attributable to common shareholders	$66,322	$60,824	$176,314	$143,739
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.50	$1.48	$4.09	$3.50
Income (loss) from discontinued operations	0.01	(0.020)	—	(0.040)
Net income	$1.51	$1.46	$4.09	$3.46
Diluted:
Income from continuing operations	$1.40	$1.27	$3.69	$3.03
Loss from discontinued operations	—	(0.020)	—	(0.030)
Net income	$1.40	$1.25	$3.69	$3.00
Dividends per share	$0.34	$0.34	$1.02	$1.02
Weighted average common shares outstanding
Basic	44,045	41,597	43,081	41,542
Diluted	47,446	48,532	47,824	47,969
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$66,200	$61,543	$176,311	$145,351
Income (loss) from discontinued operations, net of tax	122	(719)	3	(1,612)
Net Income	$66,322	$60,824	$176,314	$143,739

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 25, 2016	December 31, 2015
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$499,459	$338,366
Accounts receivable, net	261,833	262,416
Inventories, net	341,830	330,275
Prepaid expenses and other current assets	34,354	34,915
Prepaid taxes	22,259	30,895
Assets held for sale	4,137	6,972
Total current assets	1,163,872	1,003,839
Property, plant and equipment, net	322,019	316,123
Goodwill	1,305,078	1,295,852
Intangible assets, net	1,164,644	1,199,975
Investments in affiliates	27	152
Deferred tax assets	2,792	2,341
Other assets	43,237	53,492
Total assets	$4,001,669	$3,871,774
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$181,895	$417,350
Accounts payable	70,246	66,305
Accrued expenses	68,972	64,017
Current portion of contingent consideration	7,539	7,291
Payroll and benefit-related liabilities	81,746	84,658
Accrued interest	12,611	7,480
Income taxes payable	11,271	8,059
Other current liabilities	18,122	8,960
Total current liabilities	452,402	664,120
Long-term borrowings	849,967	641,850
Deferred tax liabilities	311,390	315,983
Pension and postretirement benefit liabilities	131,222	149,441
Noncurrent liability for uncertain tax positions	26,693	40,400
Other liabilities	60,073	48,887
Total liabilities	1,831,747	1,860,681
Commitments and contingencies
Total common shareholders' equity	2,169,922	2,009,272
Noncontrolling interest	—	1,821
Total equity	2,169,922	2,011,093
Total liabilities and equity	$4,001,669	$3,871,774

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 25, 2016	September 27, 2015
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$176,778	$144,431
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	(3)	1,612
Depreciation expense	40,272	34,035
Amortization expense of intangible assets	47,486	45,278
Amortization expense of deferred financing costs and debt discount	8,506	12,662
Loss on extinguishment of debt	19,261	10,454
Gain on sale of assets	(4,173)	(408)
Changes in contingent consideration	1,672	(3,260)
Stock-based compensation	12,540	10,379
Deferred income taxes, net	(8,699)	(21,960)
Other	(15,132)	(18,329)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	4,316	(8,714)
Inventories	(5,617)	(19,904)
Prepaid expenses and other current assets	1,184	1,636
Accounts payable and accrued expenses	17,390	(2,855)
Income taxes receivable and payable, net	5,817	(8,297)
Net cash provided by operating activities from continuing operations	301,598	176,760
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(35,912)	(45,566)
Proceeds from sale of assets	9,792)	408
Payments for businesses and intangibles acquired, net of cash acquired	(14,040)	(63,451)
Net cash used in investing activities from continuing operations	(40,160)	(108,609)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	671,700	288,100
Reduction in borrowings	(714,487)	(303,627)
Debt extinguishment, issuance and amendment fees	(8,958	(9,017)
Net proceeds from share based compensation plans and the related tax impacts	7,647	4,815
Payments to noncontrolling interest shareholders	(464)	(833)
Payments for contingent consideration	(133)	(7,974)
Payments for acquisition of noncontrolling interest	(9,231)	—
Dividends paid	(43,980)	(42,382)
Net cash used in financing activities from continuing operations	(97,906)	(70,918)
Cash flows from discontinued operations:
Net cash used in operating activities	(1,451)	(1,954)
Net cash used in discontinued operations	(1,451)	(1,954)
Effect of exchange rate changes on cash and cash equivalents	(988)	(22,052)
Net increase (decrease) in cash and cash equivalents	161,093	(26,773)
Cash and cash equivalents at the beginning of the period	338,366	303,236
Cash and cash equivalents at the end of the period	$499,459	$276,463

Non cash financing activities of continuing operations:
Settlement and exchange of convertible notes with common or treasury stock	$35,205	$62
Acquisition of treasury stock associated with settlement and exchange of convertible note hedge and warrant agreements	$85,909	$125